CONTACT:

Thomas Furr
Smart Online, Inc.
919-765-5000
tfurr@smartonline.com

Summit Strategies a Leading Technology Analyst Recognizes Smart Online as a Top Vendor in Software-as-Services Market

RESEARCH TRIANGLE PARK, N.C., April 18, 2005 — Smart Online® Inc. (OTC Bulletin Board: SOLN) announces Summit Strategies has acknowledged the company as a top pure-play net-native vendor in the Software-as-Services (SaS) market in their recent report written by Phil Wainewright, titled “Software Powered Services: Net-Native Software-as-Services Transforms The ISV Business Model”.

Mr. Wainewright’s report highlights how the SaS model is going to radically change the landscape of the software industry, “No conventional player can afford to underestimate the transformational impact of the net-native model, nor how radically it will alter the ground rules of the packaged application business. Even though the timescales are lengthy, there is precious little time left for traditional ISVs and other IT industry players to adequately prepare for the scale of change that is going to take place.”

About Smart Online

Smart Online Inc., www.smartonline.com, is one of the pioneers of Web-native applications and is the first vendor to offer a private label syndicated online business platform that enables Web delivery of critical applications and services for small-to-medium businesses. Smart Online led the industry by converting to Software-as-Service (SaS) Web delivery in 1999. Today, the company markets Web-based applications to customers via Smart Online’s Web site and by private labeling its syndicated software services for use on large corporate Web sites in the financial services, media, manufacturing and telco industries.

Further Information

For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the website of the Securities and Exchange Commission. All information in this press release is as of April 18, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

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